Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL MEDICAL REIT INC. CLOSES BERKS EYE ACQUISITION in wyomissing, Pa

Company Adds Surgery Center and Medical Office Facilities

BETHESDA, MD – July 22, 2016 – Global Medical REIT Inc. (NYSE:GMRE) (“Global Medical”), a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to leading clinical operators with dominant market share, announced today that it has closed the acquisition of Berks Eye Surgery Center and Clinic properties and the related leaseback transactions for $9,200,600.

David Young, Chief Executive Officer of Global Medical, stated, “We are pleased to close the acquisition and leaseback transactions for the Berks Eye Surgery Center and Clinic properties. One of the primary drivers in pursuing our recent IPO was to fortify our balance sheet in order to accelerate our growth. In closing the Berks Eye acquisition we feel we have hit the ground running as we have now added two Class A properties to our portfolio. These two facilities are located in an area with excellent demographics and we are excited to enter into what we expect to be a long-term partnership with Dr. Domenic Izzo, Dr. Peter Calder, and Dr. Francisco Telez.”

Berks Eye – Wyomissing, PA

The medical office building, built in 1992 and renovated in 2008, is a 17,000 square-foot facility which will be leased back to Berks Eye Physicians & Surgeons, Ltd. under a triple-net master lease expiring in 2026, subject to two successive five-year renewal options for the tenant at then-prevailing market rental rates.

Built in 2011, the eye surgery center is a 6,500 square-foot facility which will be leased back to Ridgewood Surgery Associates LLC. As with the medical office building, the clinic leaseback transaction is a triple-net master lease expiring in 2026, subject to two successive five-year renewal options for the tenant at then-prevailing market rental rates.

The properties are located in the Borough of Wyomissing PA, which is part of the greater Reading, PA metropolitan area. Located within Berks County, approximately 50 miles from both Philadelphia, PA and Harrisburg, PA, the Borough of Wyomissing exhibits favorable demographics supportive of durable healthcare spending.

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to leading clinical operators with dominant market share. The Company intends to produce increasing, reliable rental revenue by expanding its portfolio, and leasing each of its healthcare facilities to a single market-leading operator under a long-term triple-net lease. The Company’s management team has significant healthcare, real estate and public real estate investment trust, or REIT, experience and has long-established relationships with a wide range of healthcare providers. The Company intends to elect to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Contacts:

Investor Relations Counsel

The Equity Group Inc.

Adam Prior, Senior Vice President

(212) 836-9606 / aprior@equityny.com

Jeremy Hellman, Senior Associate

(212) 836-9626 / jhellman@equityny.com